DHI Group Names Elizabeth Andora as Chief People Officer

February 23, 2026

Centennial, Colo --DHI Group, Inc. (NYSE:DHX) announced today that Elizabeth Andora will join the Company as Chief People Officer, succeeding current Chief Human Resources Officer, Pam Bilash, who is set to retire in April 2026.

Ms. Andora joins DHI with over two decades of HR leadership experience spanning technology, software, consumer products, and aerospace and defense, with a proven track record in talent management, compensation philosophy, organizational design, global workforce scaling, and guiding organizations through various stages of growth.

“We’re thrilled to welcome Liz and her extensive background leading people teams, to DHI,” said Art Zeile, CEO of DHI Group, Inc. “Her deep experience in human capital strategy, M&A, and scaling organizations at every growth stage stood out immediately. Liz brings a proven ability to build high-performing cultures, strengthen talent strategy, and guide leaders through change. Her leadership will serve our company and employees exceptionally well during this pivotal year.”

Ms. Andora most recently served as Chief Human Resources Officer at Maxar Technologies where she scaled the organization through mergers to create a cohesive organization with a shared cultural vision. Prior to Maxar, she served as Vice President of Human Resources at DigitalGlobe. Earlier in her career she’s held executive human resources roles at Eggplant, Inc., Rally Software (later acquired by CA Technologies), Webroot, Sun Microsystems and Hewlett-Packard.

“I’m excited to join DHI at such an important moment in its growth,” said Ms. Andora. “Throughout my career, I’ve focused on building people strategies that scale with the business, advance culture, and enable leaders and teams to do their best work. I look forward to partnering with the executive team to advance talent, organizational design, and employee experience while supporting the company’s continued transformation and long-term success.”

Ms. Andora holds a Master of Business Administration and a Bachelor of Arts in Political Science from the University of Colorado Boulder.

Ms. Andora will succeed Pam Bilash, who will retire on April 1st following more than 12 years with DHI and a distinguished four-decade career leading human resources at organizations.

“I would like to pay tribute to Pam Bilash who has been my strategic partner since my arrival at DHI. Pam’s leadership was transformative for our organization. A champion of putting people first, mental health initiatives and charting a path for employee growth opportunities, she should feel proud to have built a high-performing team and award-winning culture here. I thank Pam for her remarkable service and wish her all the best as she enters this well-deserved next chapter,” said Mr. Zeile.

About DHI Group, Inc.
DHI Group, Inc (NYSE: DHX) is a provider of AI-powered career marketplaces that focus on technology roles. DHI's two brands, ClearanceJobs and Dice, enable recruiters and hiring managers to efficiently search for and connect with highly skilled technologists based on the skills requested. The Company's patented algorithm manages over 100,000 unique technology skills. Additionally, our marketplaces allow technology professionals to find their ideal next career opportunity, with relevant advice and personalized insights. Learn more at www.dhigroupinc.com.

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Todd Kehrli or Jim Byers
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